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                                                                    EXHIBIT 12.3


                      CRESCENT REAL ESTATE EQUITIES COMPANY

   Computation of Ratio of EBITDA Minus Capital Expenditures to Fixed Charges
                        and Preferred Share Dividends
                     (dollars in thousands, except ratios)


                                                                                    YEAR ENDED DECEMBER 31,
                                                                          -------------------------------------------
                                                                             2001             2000             1999
                                                                          ---------        ---------        ---------

EBITDA                                                                    $ 459,155        $ 520,002        $ 526,154
Capital Expenditures                                                        (46,427)         (26,559)         (20,254)
                                                                          ---------        ---------        ---------
Total                                                                     $ 412,728        $ 493,443        $ 505,900

Interest Expense                                                          $ 182,410        $ 203,197        $ 192,033
Capitalized Interest                                                          1,320            1,372               --
Amortization of Deferred Financing Costs                                      9,327            9,497           10,283
GMAC Preferred Dividend                                                      19,015           16,371               --
                                                                          ---------        ---------        ---------
Fixed Charges                                                             $ 212,072        $ 230,437        $ 202,316
Preferred Dividends                                                          13,500           13,500           13,500
                                                                          ---------        ---------        ---------
Fixed Charges and Preferred Share Dividends                               $ 225,572        $ 243,937        $ 215,816
                                                                          =========        =========        =========
Ratio of EBITDA Minus Capital Expenditures to
  Fixed Charges and Preferred Share Dividends                                  1.83             2.02             2.34
                                                                          =========        =========        =========